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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                          IMPERIAL PARKING CORPORATION


         FIRST:   The name of the corporation is Imperial Parking Corporation
(the "Corporation").

         SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

         THIRD:   The nature of the business or purposes to be conducted or
promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is ten million (10,000,000) shares of Common Stock, $0.01 par value per share, and two million (2,000,000) shares of Preferred Stock, $0.01 par value per share. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock in one or more classes or series, having such additional designations, powers, rights, preferences, qualifications, limitations and restrictions with respect to such series as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of the shares of such series and as may be now or hereafter permitted by the General Corporation Law of the State of Delaware.

         FIFTH: The name and mailing address of the incorporator is as follows:

                  Steven H. Sneiderman, Esq.
                  Hahn Loeser & Parks LLP
                  3300 BP Tower
                  200 Public Square
                  Cleveland, Ohio  44114

         SIXTH:   The Corporation is to have perpetual existence.


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         SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for the further definition of the powers of the Corporation and of its directors and stockholders:

         (a) The Corporation shall indemnify its directors and officers and may indemnify any other employees or agents, in each case, to the fullest extent permitted by the laws of the State of Delaware. No amendment or repeal of this paragraph shall affect the obligations of the Corporation to indemnify any director or officer of the Corporation with respect to, arising out of or related to any event that occurred prior to such amendment or repeal.

         (b) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against any such liability under the provisions of the General Corporation Law of the State of Delaware, as amended from time to time.

         (c) To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         (d) Special meetings of the stockholders of the Corporation for any purpose may be called at any time only by the written request of the Board of Directors, the Chairman of the Board of Directors or the President. Such request shall state the purpose or purposes of the proposed meeting.

         (e) Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such places as may be designated, from time to time, by the Board of Directors or in the bylaws of the Corporation.